Exhibit 10-14

ENERGY EAST CORPORATION

LONG TERM EXECUTIVE INCENTIVE SHARE PLAN
DEFERRED COMPENSATION PLAN

     1.  Effective Date.

          Energy East Corporation (the "Company") hereby establishes a deferred compensation plan (the "Plan") that permits Company participants in the Long Term Executive Incentive Share Plan (the "Share Plan") to defer receipt of all or a portion of incentive award payments due to them under the Share Plan until they are no longer employed by any Affiliated Employer (as defined herein). The Plan shall be effective as of January 1, 1999, and shall continue in effect from year to year thereafter unless terminated or modified by the Company. Participation in the Plan shall be at the sole discretion of each Company participant in the Share Plan. For purposes of this Plan, "Affiliated Employer" shall mean the Company and the members of the "affiliated group" within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended, of which the Company is the common parent.

          All Company participants in the Share Plan are eligible to participate in the Plan. Election to participate shall be evidenced by the execution of a deferred compensation agreement by a prospective participant in the Plan (a "Participant") and the Company prior to commencement of the three-year Performance Cycle (as defined in the Share Plan) of the Company to which the election is to be effective; provided, however, that if an individual becomes eligible to participate in the Share Plan during a Performance Cycle, the agreement with respect to the Performance Cycle that began in the same calendar year that the individual became a participant in the Share Plan may be executed prior to the first to occur of (a) the 15th day following the effective date of the Participant's participation in the Share Plan or (b) the 182nd day of the Performance Cycle. An employee who (i) commences employment during a calendar year, (ii) immediately before commencing employment was employed by an Affiliated Employer, and (iii) was participating in an analogous deferred compensation plan of that Affiliated Employer shall be deemed to have elected, prior to January 1 of that calendar year, to participate in the Plan on terms analogous to the terms under which he participated in the deferred compensation plan of the Affiliated Employer. A separate executed deferred compensation agreement is required for each Performance Cycle for which the Participant wishes to defer compensation.

     2.  Amounts Deferred.

          Article IX of the Share Plan provides for incentive award payments with respect to the Company's achieving certain performance levels. Such incentive award payments, if any, are to be made at the end of each three year Performance Cycle. A Participant may elect to defer any percentage of any incentive award payments under the Share Plan for a particular Performance Cycle. The percentage deferred must be specified by the Participant prior to the commencement of the Performance Cycle to which it is to relate, provided however that, if the Participant becomes eligible to participate in the Share Plan during a Performance Cycle, the percentage deferred with respect to the Performance Cycle that began in the same calendar year that the individual became a participant in the Share Plan may be specified by the Participant prior to the first to occur of (a) the 15th day following the effective date of his participation in the Share Plan or (b) the 182nd day of the Performance Cycle. Moreover, a Participant's election with respect to a particular Performance Cycle shall be null and void if the payment attributable to such particular Performance Cycle is to be made (without regard to the provisions of the Plan) after the Participant is no longer employed by any Affiliated Employer.

     3.  Payment of Amounts Deferred.

          The accumulated amount deferred for a particular Performance Cycle and interest thereon shall be paid to a Participant after the Participant is no longer employed by any Affiliated Employer ("Service Termination Date") in a lump sum within one year following said termination or in installments in such percentages and over such period of years (not exceeding 10) as the Participant may elect. Such election shall be made at the time that a Participant elects a deferral percentage with respect to a particular Performance Cycle pursuant to Section 2 hereof and may be changed only in accordance with the provisions of Section 6 hereof. If a Participant elects payment over a period of years, the Participant also will be paid annually, after the Service Termination Date, amounts equal to such interest on the remaining balance of the accumulated amount deferred. In the event of a Participant's death, payments shall be made to the Participant's estate or the beneficiary designated by the Participant. Notwithstanding any other provision of the Plan, the Company reserves the right to pay the accumulated amount deferred in one lump sum within a year if a Participant's employment is terminated by any Affiliated Employer.

     4.   Other Provisions.

          The Company reserves the right, at any time, to terminate or modify the Plan by action of the Board of Directors of the Company. Any such termination or modification shall not affect rights previously accrued. Participation in the Plan shall not be deemed an employment contract. A Participant's rights and benefits under the Plan may not be assigned, pledged or encumbered by him or his estate or beneficiary.

     5.  Funding.

          There will be no funding of any amounts to be paid pursuant to this Plan; provided, however, that the Company, in its discretion, may establish a trust to pay such amounts, which trust shall be subject to the claims of the Company's creditors in the event of the Company's bankruptcy or insolvency; and provided, further, that the Company shall remain responsible for the payment of any such amounts which are not so paid by any such trust.

     6.  Change in Payment Election.

          A participant may change, but only with the Company's consent, his election of payment terms by executing a new Pay-back Schedule. However, no such change shall be effective during the one-year period beginning on the day the Participant executes the new Pay-back Schedule. If, during such one-year period, a Participant becomes entitled to receive a payment or payments under the Plan pursuant to the Participant's last effective payment terms election, said last effective payment terms election shall remain in full force and effect and the new election shall be null and void.